Exhibit 99.1

D&E Communications • 124 East Main Street, P.O. 458, Ephrata, PA 17522-0458 • 800-321-6112 • www.decommunications.com

FOR IMMEDIATE RELEASE	CONTACT:	Garth Sprecher
(717) 738-8304
gsprecher@decommunications.com

D&E Communications Announces New Director

Ephrata, Pa. (October 30, 2006) - D&E Communications, Inc. (“D&E” or “Company”) (NASDAQ: DECC), today announced that Frank M. Coughlin has been elected by the Board of Directors as a Class B Director with a term ending in 2009. Coughlin has extensive experience in communications, currently serving as President and Chairman of LTC Communications, Inc., a local exchange carrier headquartered in Roland, PA. Mr. Coughlin also serves as a director of the Pennsylvania Telephone Association and served as the Association’s Chairman from 1998 to 2003. Between 1989 and 1998, Coughlin was Vice President of AMC Cellular Corporation, a cellular system operator serving in western Pennsylvania. D&E’s Chairman, D. Mark Thomas, expressed that Coughlin would be an important asset to the Board stating, “With Frank’s extensive experience in communications, he’s a terrific addition to our Board and will provide us with extensive expertise in meeting the challenges of today’s competitive marketplace.”

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.